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Constellation Brands Reports Q3 Fiscal 2008 Results

•	Generates strong free cash flow through third quarter and increases free cash flow guidance for fiscal 2008
•	Outlines synergies and integration costs for acquired wine business
•	Realigns U.S. wine sales team, rationalizes U.S. wine portfolio
•	Updates fiscal 2008 EPS

FAIRPORT, N.Y., Jan. 8, 2008 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported diluted earnings per share (“EPS”) on a reported basis of $0.55 for the quarter ended Nov. 30, 2007 (“third quarter 2008”), compared with $0.45 for the prior year third quarter. On a comparable basis, third quarter 2008 diluted EPS totaled $0.55 versus $0.58 for the prior year.

“The company’s third quarter performance was in line with our expectations, and we are especially pleased with the performances from our North American wine business and our spirits business,” said Rob Sands, Constellation Brands president and chief executive officer. “We’re also delighted with the addition of the Fortune Brands U.S. wine portfolio to Constellation’s U.S. wine business and the benefits we expect from our expanded super-premium-plus offerings. Also, we are continuing our efforts in the U.K. to mitigate the impact of the lingering Australian wine surplus in the marketplace and to maximize profitability.”

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Third Quarter 2008 Net Sales Highlights*
(in millions)

	Reported			Organic
	Net Sales	Change	Constant Currency Change	Net Sales	Change	Constant Currency Change
Consolidated	$1,095	-27%	-30%	$1,078	11%	6%
Branded Wine	$911	12%	7%	$911	9%	4%
Imported Beers	-	-100%	-100%
Spirits	$117	31%	31%	$101	12%	12%
Wholesale/other	$66	-77%	-79%	$66	33%	24%

Third Quarter 2008 Profit Highlights*
(in millions, except per share data)

	Reported	Change	Comparable	Change
Operating income	$198	-16%	$200	-28%
Equity in earnings of equity method investees**	$74	613%	$75	513%
Earnings before interest and taxes (EBIT)	-	-	$275	-5%
Operating margin	18.1%	+240 bps	18.3%	-30 bps
Net income	$120	11%	$121	-13%
Diluted EPS	$0.55	22%	$0.55	-5%

*  Definitions of reported, comparable, organic and constant currency, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
** Hereafter referred to as “equity earnings.”

Net Sales Commentary

The reported consolidated net sales decrease of 27 percent primarily reflects the impact of reporting the Crown Imports and Matthew Clark wholesale business joint ventures under the equity method, partially offset by the benefits of favorable foreign currency, branded wine business growth and the SVEDKA Vodka acquisition. Organic net sales increased six percent on a constant currency basis.

Branded wine net sales increased four percent on an organic constant currency basis. For North America, branded wine net sales increased five percent on a constant currency basis, reflecting solid growth in the U.S.

“Our U.S. branded wine business turned in a solid third quarter performance, with wines such as Woodbridge, Robert Mondavi Private Selection, Blackstone, Estancia, Kim Crawford and Simi leading the way with very healthy sales growth,” explained Sands. “Growth of these brands is indicative of the trade-up trends we’ve been seeing for the past several years, and we feel that the growth trajectory for our premium and luxury brands will continue due to consumer preferences for these wines.”

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Organic net sales for branded wine for Europe increased four percent on a constant currency basis, primarily due to higher sales of popular priced wine in mainland Europe, and a slight increase in net sales for the U.K. On a constant currency basis, net sales for Australia/New Zealand branded wine were even with the prior year. The branded wine market in the U.K. and Australia reflects ongoing competitive challenges and continued pricing pressure.

Total spirits net sales increased 31 percent for the quarter, primarily due to the March 2007 acquisition of SVEDKA Vodka, with 12 percent growth in organic net sales reflecting higher average selling prices and volume gains.

“SVEDKA’s double-digit growth continues to prove that this is an exceptional brand,” stated Sands. “We anticipate SVEDKA will continue to be a growth engine in our spirits portfolio. Additionally, focus on our premium offerings, including Black Velvet, the 99 Schnapps line and Ridgemont Reserve 1792 has bolstered our spirits portfolio performance.”

Operating Income, Net Income, Diluted EPS Commentary

The decrease in operating income and the increase in equity earnings for third quarter 2008 were primarily due to the impact of reporting $62 million of equity earnings from the Crown Imports joint venture under the equity method.

Wines segment operating income decreased $12 million versus the prior year. This was primarily due to the impact of the U.K. and Australia business performance, which was somewhat offset by an increased contribution from the North American business. Spirits segment operating income increased $4 million primarily due to the addition of SVEDKA and from the increase in base business net sales, offset somewhat by higher material costs.

For the third quarter, acquisition-related integration costs, restructuring and related charges and unusual items totaled $3 million, compared with $45 million for the prior year. Net income and diluted EPS were also impacted by interest expense, which increased 13 percent to $82 million for third quarter 2008, primarily due to the financing of the SVEDKA acquisition and $500 million of share repurchases completed earlier this year.

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On a year-to-date basis through November the company generated free cash flow of $173 million versus a usage of $22 million in the prior year. The increase in free cash flow was primarily driven by improved working capital, reduced tax payments and lower capital spending. As a result of the strong free cash flow generated through the first three quarters of the fiscal year, the company has increased its free cash flow guidance for fiscal 2008 to a range of $280 - $300 million.

Acquisition and integration of Fortune Brands U.S. wine business

Constellation Brands completed the acquisition of the Fortune Brands U.S. wine portfolio on Dec. 17, 2007, for a purchase price of $885 million, subject to closing adjustments. Today, the company announced its plan for the integration of the acquired business into the Constellation Wines U.S. business. The company intends to consolidate activities wherever it makes business sense to do so, while maintaining an appropriate level of expertise to maintain and grow the acquired business.

“This acquisition significantly advances our strategy for expanding our presence in the growing high-end U.S. wine business,” stated Sands. “To fully leverage the acquisition, we will realign the sales and marketing organization supporting our U.S. wine business. The sales and marketing teams will focus on specific consumer segments that include luxury/fine wine, premium wine and value/specialty wine. In connection with these actions, we are also rationalizing our U.S. wine product portfolio, primarily related to our value products, which we believe will generate efficiencies and enhance our focus on higher growth, higher margin brands," Sands concluded.

Constellation expects the integration of the acquired wine business, realignment of the U.S. wine sales and marketing teams and portfolio rationalization to produce net cost savings of approximately $30 million annually by the end of fiscal 2010, with approximately $20 million anticipated as savings in fiscal 2009. The company expects to incur one-time cash charges of $22 million and one-time non-cash charges of $23 million, for a total of $45 million in one-time charges. The expected timing of the charges is as follows:

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$ in millions	FY08	FY09	Total

Restructuring costs - employee termination and other	$6	$1	$7
Acquisition-related integration costs	8	5	13
Other one-time costs	2	-	2
Total cash costs	16	6	22

Non-cash costs - asset write-offs and accelerated depreciation	21	2	23

Total one-time costs to be recorded in the company’s results of operations	$37	$8	$45

The company also expects to incur one-time cash costs of approximately $28 million that will be recorded in the company's allocation of purchase price in connection with the acquired wine business, including $19 million for employee termination costs and $9 million for contract termination and other costs that will be paid primarily in fiscal 2009.

Outlook

The table below sets forth management's current diluted earnings per share expectations for fiscal year 2008 compared to fiscal year 2007 actual results, both on a reported basis and a comparable basis. The company's comparable basis diluted EPS range includes an estimated $0.04 dilutive impact related to the acquisition of the Fortune Brands U.S. wine business.

 Constellation Brands Fiscal Year 2008
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY08 Estimate	FY07 Actual	FY08 Estimate	FY07 Actual
Fiscal Year Ending Feb. 29 or Feb. 28	$1.06 - $1.11	$1.38	$1.33 - $1.38	$1.68

Full-year fiscal 2008 guidance includes the following current assumptions, including the impact of the acquisition and integration of the Fortune Brands U.S. wine business discussed above:

•
Net sales: low single-digit growth in organic net sales and low single-digit incremental benefit from the acquisitions of Vincor International Inc., the SVEDKA Vodka brand and related business, and the U.S. wine business from Fortune Brands. As a result of  these increases, and the impact of reporting the Crown Imports joint venture and the joint venture for the Matthew Clark wholesale business under the equity method, reported net sales are expected to decrease 29 to 31 percent from net sales for fiscal year 2007

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•	Interest expense: approximately $340 - $350 million
•	Stock compensation expense: approximately $30 million
•
Tax rate: approximately 39 percent on a reported basis, which includes a provision of approximately two percentage points related to the loss on disposal in connection with the company’s contribution of its U.K. wholesale business to the Matthew Clark joint venture and the repatriation of proceeds associated with this transaction, or approximately 37 percent on a comparable basis

•	Weighted average diluted shares outstanding: approximately 225 million
•	Free cash flow: $280 - $300 million

Conference Call

A conference call to discuss third quarter 2008 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Tuesday, Jan. 8, 2008 at 10:00 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, equity in earnings of equity method investees, net income and diluted earnings per share are as reported under generally accepted accounting principles. Operating income, equity in earnings of equity method investees, net income and diluted earnings per share on a comparable basis (“comparable”), exclude acquisition-related integration costs, restructuring and related charges and unusual items. The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

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Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol in the wine, spirits and imported beer categories, with significant market presence in the U.S., Canada, U.K., Australia and New Zealand. Based in Fairport, N.Y., the company has more than 250 brands in its portfolio, sales in approximately 150 countries and operates approximately 60 wineries, distilleries and distribution facilities. It is the largest wine producer in the world; the largest wine company in the U.S. based upon sales dollar value, the largest wine company in the U.K., Australia and Canada; the second largest wine company in New Zealand; the largest beer importer and marketer in the U.S. through its Crown Imports joint venture with Mexico’s Grupo Modelo; and the third largest spirits company in the U.S. Constellation Brands is an S&P 500 Index and Fortune 500® company. Major brands in the company’s portfolio include Corona Extra, Black Velvet Canadian Whisky, the SVEDKA vodka line, Robert Mondavi wines, Ravenswood, Blackstone, Hardys, Banrock Station, Nobilo, Kim Crawford, Inniskillin, Jackson-Triggs and Arbor Mist. To learn more about Constellation Brands and its product portfolio visit the company’s Web site at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, as well as all other statements set forth in this news release which are not historical facts regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections. Prior to the start of the company's quiet period, which will begin at the close of business on Feb. 15, 2008, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.

Commencing at the close of business on Feb. 15, 2008, Constellation will observe a "quiet period" during which the Projections should not be considered to constitute the company's expectations. During the quiet period, the Projections should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company.

The company's Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the company's estimated diluted earnings per share on a reported basis for fiscal 2008, and (ii) the company's estimated diluted earnings per share on a comparable basis for fiscal 2008, should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including the successful:

•	integration of acquired businesses, realization of expected synergies and completion of various portfolio actions;
•	continued strength of the relationships of acquired businesses with their respective employees, suppliers and customers;
•	achievement of all expected cost savings from the company’s various restructuring plans;
•	realization of expected proceeds from sale of assets identified for sale under the company’s various restructuring plans; and
•	achievement of sales projections and cost target levels.

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The Projections contained in this news release are subject to the following additional risk factors:

•	the accuracy of the bases for forecasts relating to acquired businesses;
•
final management determinations and independent appraisals may vary materially from current management estimates of the fair value of assets acquired and liabilities assumed in the March 19, 2007 acquisition of the SVEDKA Vodka brand and related business and in the December 17, 2007 acquisition of the U.S. wine portfolio of Fortune Brands, Inc.;

•
restructuring and related charges, acquisition-related integration costs and purchase accounting adjustments associated with the company’s various integration and restructuring plans may vary materially from management's current estimates of these charges, costs and adjustments due to variations in one or more of anticipated headcount reductions, contract terminations, or costs of implementation of these plans due to, with respect to any or all of these plans, lower than anticipated reductions in headcount or other expenses, or a delay or greater than anticipated costs in their implementation;

•	realization of lower than expected proceeds from sale of assets identified for sale and the consequent incurrence of a greater than expected loss on the sale of such assets;
•	wholesalers and retailers may give higher priority to products of the company's competitors;
•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in higher than expected selling, general and administrative expenses;

•	inherent unpredictability of currency fluctuations, commodity prices and raw material costs;
•	general economic, business, geo-political and regulatory conditions or unanticipated environmental liabilities and costs;
•	a general decline in alcohol consumption;
•	changes to accounting rules and tax laws, as well as other factors which could impact the company’s reported financial position or effective tax rate;
•	changes in interest rates and foreign currency exchange rates; and
•
other factors and uncertainties disclosed from time to time in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2007, which could cause actual future performance to differ from current expectations.

The company has interests in various joint ventures. Risks and uncertainties associated with these joint ventures include, among others, each joint venture's:

•	ability to operate the business successfully and realize any efficiencies;
•	ability to develop appropriate standards, controls, procedures and policies for the growth and management of such joint venture;
•	continued strength of relationships with, including without limitation, its employees, suppliers and customers; and
•	ability to accurately forecast costs and capital investment requirements.

Any Projections in this news release should be evaluated in light of these important factors and uncertainties.

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Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	November 30, 2007	February 28, 2007
Assets

Current Assets:
Cash and cash investments	$24.9	$33.5
Accounts receivable, net	938.5	881.0
Inventories	2,041.4	1,948.1
Prepaid expenses and other	142.7	160.7

Total current assets	3,147.5	3,023.3

Property, plant and equipment, net	1,791.9	1,750.2
Goodwill	3,427.9	3,083.9
Intangible assets, net	1,252.7	1,135.4
Other assets, net	573.6	445.4

Total assets	$10,193.6	$9,438.2

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$101.7	$153.3
Current maturities of long-term debt	366.9	317.3
Accounts payable	350.8	376.1
Accrued excise taxes	107.9	73.7
Other accrued expenses and liabilities	667.3	670.7

Total current liabilities	1,594.6	1,591.1

Long-term debt, less current maturities	4,235.2	3,714.9
Deferred income taxes	498.2	474.1
Other liabilities	352.9	240.6

Total liabilities	6,680.9	6,020.7

Total stockholders' equity	3,512.7	3,417.5

Total liabilities and stockholders' equity	$10,193.6	$9,438.2

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2007	November 30, 2006	November 30, 2007	November 30, 2006

Sales	$1,406.4	$1,834.2	$3,749.7	$4,979.3
Excise taxes	(311.6)	(333.4)	(861.1)	(905.1)
Net sales	1,094.8	1,500.8	2,888.6	4,074.2

Cost of product sold	(702.9)	(1,055.6)	(1,918.8)	(2,895.6)
Gross profit	391.9	445.2	969.8	1,178.6

Selling, general and administrative expenses	(192.1)	(197.8)	(580.2)	(574.8)
Acquisition-related integration costs	(1.6)	(9.5)	(5.2)	(17.6)
Restructuring and related charges	0.1	(2.1)	(0.7)	(26.1)
Operating income	198.3	235.8	383.7	560.1

Equity in earnings of equity method investees	74.2	10.4	230.1	10.7
Interest expense, net	(82.4)	(73.1)	(248.8)	(194.3)
Gain on change in fair value of derivative instrument	-	-	-	55.1
Income before income taxes	190.1	173.1	365.0	431.6

Provision for income taxes	(70.5)	(65.3)	(143.5)	(169.9)
Net income	119.6	107.8	221.5	261.7

Dividends on preferred stock	-	-	-	(4.9)
Income available to common stockholders	$119.6	$107.8	$221.5	$256.8

Earnings Per Common Share:
Basic - Class A Common Stock	$0.56	$0.47	$1.02	$1.14
Basic - Class B Common Stock	$0.51	$0.42	$0.92	$1.04

Diluted - Class A Common Stock	$0.55	$0.45	$0.99	$1.09
Diluted - Class B Common Stock	$0.50	$0.41	$0.91	$1.00

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	191.578	209.524	196.191	203.113
Basic - Class B Common Stock	23.809	23.837	23.817	23.845

Diluted - Class A Common Stock	219.432	239.396	224.093	239.889
Diluted - Class B Common Stock	23.809	23.837	23.817	23.845

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Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	November 30, 2007	November 30, 2006
Cash Flows From Operating Activities
Net income	$221.5	$261.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	109.3	92.2
Deferred tax provision	29.9	31.5
Stock-based compensation expense	24.1	12.1
Equity in earnings of equity method investees, net of distributed earnings	10.5	(7.2)
Amortization of intangible and other assets	8.2	6.0
Loss on disposal of business	6.8	16.9
(Gain) loss on disposal or impairment of long-lived assets, net	(4.9)	10.7
Gain on change in fair value of derivative instrument	-	(55.1)
Non-cash portion of loss on extinguishment of debt	-	11.8
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	(200.2)	(275.7)
Inventories	(58.5)	(147.7)
Prepaid expenses and other current assets	10.7	(45.1)
Accounts payable	48.7	172.0
Accrued excise taxes	46.9	13.3
Other accrued expenses and liabilities	54.8	19.5
Other, net	(55.5)	(3.7)
Total adjustments	30.8	(148.5)
Net cash provided by operating activities	252.3	113.2

Cash Flows From Investing Activities
Purchase of business, net of cash acquired	(389.7)	(1,093.7)
Purchases of property, plant and equipment	(79.5)	(135.6)
Payment of accrued earn-out amount	(4.0)	(3.7)
Investment in equity method investee	(1.5)	-
Proceeds from formation of joint venture	185.6	-
Proceeds from sales of assets	8.7	8.8
Proceeds from sales of businesses	3.0	28.4
Proceeds from maturity of derivative instrument	-	55.1
Other investing activities	-	(0.4)
Net cash used in investing activities	(277.4)	(1,141.1)

Cash Flows From Financing Activities
Proceeds from issuance of long-term debt	716.1	3,695.0
Exercise of employee stock options	17.7	51.3
Excess tax benefits from stock-based payment awards	11.4	16.9
Proceeds from employee stock purchases	3.0	3.3
Purchases of treasury stock	(500.0)	(100.0)
Principal payments of long-term debt	(168.6)	(2,780.3)
Net (repayment of) proceeds from notes payable	(57.6)	210.5
Payment of financing costs of long-term debt	(6.1)	(20.2)
Payment of preferred stock dividends	-	(7.3)
Net cash provided by financing activities	15.9	1,069.2

Effect of exchange rate changes on cash and cash investments	0.6	(17.5)

Net (decrease) increase in cash and cash equivalents	(8.6)	23.8
Cash and cash investments, beginning of period	33.5	10.9
Cash and cash investments, end of period	$24.9	$34.7

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Constellation Brands, Inc. and Subsidiaries
SEGMENT INFORMATION
(in millions)

	Three Months Ended			Nine Months Ended
	November 30, 2007	November 30, 2006	Percent Change	November 30, 2007	November 30, 2006	Percent Change

Segment Net Sales and Operating Income
Constellation Wines
Branded wine net sales	$911.3	$815.9	12%	$2,270.1	$2,049.6	11%
Wholesale and other net sales	66.1	291.3	(77%)	299.4	814.4	(63%)
Segment net sales	$977.4	$1,107.2	(12%)	$2,569.5	$2,864.0	(10%)
Operating income	$201.9	$214.3	(6%)	$413.0	$474.3	(13%)
% Net sales	20.7%	19.4%		16.1%	16.6%
Equity in earnings of equity method investees	$12.5	$10.4	NM	$16.2	$10.7	NM

Constellation Beers
Segment net sales	$-	$303.8	(100%)	$-	$953.5	(100%)
Operating income	$-	$60.2	(100%)	$-	$199.2	(100%)
% Net sales	N/A	19.8%		N/A	20.9%

Constellation Spirits
Segment net sales	$117.4	$89.8	31%	$319.1	$256.7	24%
Operating income	$21.4	$17.1	25%	$58.1	$52.5	11%
% Net sales	18.2%	19.0%		18.2%	20.5%

Crown Imports
Segment net sales	$547.7	$-	N/A	$1,928.5	$-	N/A
Operating income	$123.0	$-	N/A	$426.6	$-	N/A
% Net sales	22.5%	N/A		22.1%	N/A

Consolidation and Eliminations
Segment net sales	$(547.7)	$-	N/A	$(1,928.5)	$-	N/A
Operating income	$(123.0)	$-	N/A	$(426.6)	$-	N/A
Equity in earnings of Crown Imports	$61.7	$-	N/A	$213.9	$-	N/A

Corporate Operations and Other
Consolidated net sales	$1,094.8	$1,500.8	(27%)	$2,888.6	$4,074.2	(29%)
Operating income	$(22.9)	$(12.6)	82%	$(63.3)	$(44.8)	41%
% Net sales	2.1%	0.8%		2.2%	1.1%

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Constellation Brands, Inc. and Subsidiaries
GEOGRAPHIC INFORMATION
(in millions)

	Three Months Ended				Constant Currency
	November 30,	November 30,	Percent	Currency	Percent Change
	2007	2006	Change	Impact	(3)
Geographic Net Sales (1)(2)
North America	$766.9	$990.6	(23%)	1%	(24%)
Branded wine	$622.4	$580.2	7%	2%	5%
Imported beers	$-	$303.8	(100%)	-	(100%)
Spirits	$117.4	$89.8	31%	-	31%
Wholesale and other	$27.1	$16.8	61%	8%	54%

Europe	$215.6	$413.2	(48%)	4%	(52%)
Branded wine	$183.0	$143.9	27%	10%	18%
Wholesale and other	$32.6	$269.3	(88%)	1%	(89%)

Australia/New Zealand	$112.3	$97.0	16%	15%	-
Branded wine	$105.9	$91.8	15%	15%	-
Wholesale and other	$6.4	$5.2	23%	17%	6%

							Organic
	Three Months Ended						Constant Currency
	November 30,	November 30,	Percent	Acquisition	Divestiture	Currency	Percent Change
	2007	2006	Change	Impact(4)	Impact(5)	Impact	(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$622.4	$580.2	7%	-	-	2%	5%
Europe	183.0	143.9	27%	-	13%	10%	4%
Australia/New Zealand	105.9	91.8	15%	-	-	15%	-
Consolidated branded wine net sales	$911.3	$815.9	12%	-	2%	5%	4%

	Nine Months Ended				Constant Currency
	November 30,	November 30,	Percent	Currency	Percent Change
	2007	2006	Change	Impact	(3)
Geographic Net Sales (1)(2)
North America	$1,877.1	$2,673.9	(30%)	1%	(30%)
Branded wine	$1,503.9	$1,431.8	5%	1%	4%
Imported beers	$-	$953.5	(100%)	-	(100%)
Spirits	$319.1	$256.7	24%	-	24%
Wholesale and other	$54.1	$31.9	70%	5%	64%

Europe	$712.2	$1,133.0	(37%)	5%	(42%)
Branded wine	$489.1	$369.9	32%	10%	22%
Wholesale and other	$223.1	$763.1	(71%)	3%	(73%)

Australia/New Zealand	$299.3	$267.3	12%	13%	(1%)
Branded wine	$277.1	$247.9	12%	13%	(1%)
Wholesale and other	$22.2	$19.4	14%	12%	2%

							Organic
							Constant
	Nine Months Ended						Currency
	November 30,	November 30,	Percent	Acquisition	Divestiture	Currency	Percent Change
	2007	2006	Change	Impact (4)	Impact (5)	Impact	(3)
Branded Wine Geographic Net Sales (1)(2)
North America	$1,503.9	$1,431.8	5%	6%	-	1%	(2%)
Europe	489.1	369.9	32%	7%	11%	10%	4%
Australia/New Zealand	277.1	247.9	12%	4%	-	13%	(6%)
Consolidated branded wine net sales	$2,270.1	$2,049.6	11%	6%	2%	4%	(1%)

(1)
Refer to discussion under "Reconciliation of Reported, Organic and Constant Currency Net Sales" on following page for definition of constant currency net sales and organic constant currency net sales and reasons for use.

(2)	Net sales are attributed to countries based on the location of the selling company.

(3)	May not sum due to rounding as each item is computed independently.

(4)
Acquisition impact includes net sales of branded wine acquired in the acquisition of Vincor International Inc. ("Vincor") for the period March 1, 2007, through May 31, 2007, included in the nine months ended November 30, 2007.

(5)	Divestiture impact includes the add-back of U.K. branded wine net sales previously sold through the U.K. wholesale business for the three months and nine months ended November 30, 2006.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the Company acquired Vincor on June 5, 2006, formed its imported beer joint venture on January 2, 2007, acquired Svedka on March 19, 2007, and formed its U.K. wholesale joint venture on April 17, 2007, organic net sales for the respective periods are defined by the Company as reported net sales less net sales of Vincor products, net sales of imported beers, net sales of Svedka products, or net sales of U.K. wholesale, plus net sales of U.K. branded wine, as appropriate. Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

	Three Months Ended				Constant Currency	Nine Months Ended				Constant Currency
	November 30,	November 30,	Percent	Currency	Percent Change	November 30,	November 30,	Percent	Currency	Percent Change
	2007	2006	Change	Impact	(1)	2007	2006	Change	Impact	(1)
Consolidated Net Sales
Branded wine	$911.3	$815.9	12%	5%	7%	$2,270.1	$2,049.6	11%	4%	7%
Wholesale and other	66.1	291.3	(77%)	2%	(79%)	299.4	814.4	(63%)	3%	(66%)
Imported beers	-	303.8	(100%)	-	(100%)	-	953.5	(100%)	-	(100%)
Spirits	117.4	89.8	31%	-	31%	319.1	256.7	24%	-	24%
Consolidated reported net sales	1,094.8	1,500.8	(27%)	3%	(30%)	2,888.6	4,074.2	(29%)	3%	(32%)
Less: Vincor (2)	-	-				(133.7)	-
Less: Imported beers (3)	-	(303.8)				-	(953.5)
Less: Svedka (4)	(16.9)	-				(40.3)	-
Less: U.K. wholesale, net of U.K. branded wine (5)	-	(222.8)				-	(536.1)
Consolidated organic net sales	$1,077.9	$974.2	11%	5%	6%	$2,714.6	$2,584.6	5%	4%	1%

Branded Wine Net Sales
Branded wine reported net sales	$911.3	$815.9	12%	5%	7%	$2,270.1	$2,049.6	11%	4%	7%
Less: Vincor (2)	-	-				(126.3)	-
Plus: U.K. branded wine (5)	-	18.8				-	40.4
Branded wine organic net sales	$911.3	$834.7	9%	5%	4%	$2,143.8	$2,090.0	3%	4%	(1%)

Spirits Net Sales
Spirits reported net sales	$117.4	$89.8	31%	-	31%	$319.1	$256.7	24%	-	24%
Less: Svedka (4)	(16.9)	-				(40.3)	-
Spirits organic net sales	$100.5	$89.8	12%	-	12%	$278.8	$256.7	9%	-	9%

Wholesale and Other Net Sales
Wholesale and other reported net sales	$66.1	$291.3	(77%)	2%	(79%)	$299.4	$814.4	(63%)	3%	(66%)
Less: Vincor (2)	-	-				(7.4)	-
Less: U.K. wholesale (5)	-	(241.6)				-	(576.5)
Wholesale and other organic net sales	$66.1	$49.7	33%	9%	24%	$292.0	$237.9	23%	10%	13%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2007, through May 31, 2007, included in the nine months ended November 30, 2007.

(3)	For the three months and nine months ended November 30, 2006.

(4)	For the three months ended November 30, 2007, and for the period March 19, 2007, through November 30, 2007, included in the nine months ended November 30, 2007.

(5)
Amount includes net sales of U.K. wholesale business, net of U.K. branded wine net sales previously sold through the U.K. wholesale business, for the three months ended November 30, 2006, and for the period April 17, 2006, through November 30, 2006, included in the nine months ended November 30, 2006.

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Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ended November 30, 2007, and November 30, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended November 30, 2007					Three Months Ended November 30, 2006
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(1)	Other(2)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(1)	Other(2)	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$1,094.8				$1,094.8	$1,500.8				$1,500.8	(27%)	(27%)
Cost of product sold	(702.9)	2.9	2.5	-	(697.5)	(1,055.6)	17.8	2.3	0.6	(1,034.9)	(33%)	(33%)
Gross Profit	391.9	2.9	2.5	-	397.3	445.2	17.8	2.3	0.6	465.9	(12%)	(15%)
Selling, general and administrative expenses ("SG&A")	(192.1)		(4.8)		(196.9)	(197.8)		10.8	-	(187.0)	(3%)	5%
Acquisition-related integration costs	(1.6)		1.6		-	(9.5)		9.5		-	(83%)	N/A
Restructuring and related charges	0.1		(0.1)		-	(2.1)		2.1		-	(105%)	N/A
Operating Income	198.3	2.9	(0.8)	-	200.4	235.8	17.8	24.7	0.6	278.9	(16%)	(28%)
Equity in earnings of equity method investees	74.2	0.6			74.8	10.4	1.8			12.2	613%	513%
EBIT					275.2					291.1	N/A	(5%)
Interest expense, net	(82.4)				(82.4)	(73.1)				(73.1)	13%	13%
Gain on change in fair value of derivative instrument	-				-	-			-	-	N/A	N/A
Income Before Income Taxes	190.1	3.5	(0.8)	-	192.8	173.1	19.6	24.7	0.6	218.0	10%	(12%)
Provision for income taxes	(70.5)	(1.2)	0.2	-	(71.5)	(65.3)	(7.1)	(6.2)	(0.2)	(78.8)	8%	(9%)
Net Income	$119.6	$2.3	$(0.6)	$-	$121.3	$107.8	$12.5	$18.5	$0.4	$139.2	11%	(13%)
Diluted Earnings Per Common Share (3)	$0.55	$0.01	$-	$-	$0.55	$0.45	$0.05	$0.08	$-	$0.58	22%	(5%)
Weighted Average Common Shares Outstanding - Diluted	219.432	219.432	219.432	219.432	219.432	239.396	239.396	239.396	239.396	239.396

Gross Margin	35.8%				36.3%	29.7%				31.0%
SG&A as a percent of net sales	17.5%				18.0%	13.2%				12.5%
Operating Margin	18.1%				18.3%	15.7%				18.6%
Effective Tax Rate	37.1%				37.1%	37.7%				36.1%

(1)
For the three months ended November 30, 2007, strategic business realignment items primarily include a realized gain on a prior asset sale of $3.3 million, net of additional tax expense of $1.5 million, partially offset by costs recognized by the company primarily in connection with (i) its plan to streamline certain of its international operations, primarily in Australia, and its plan to streamline certain of its operations in the U.S., primarily in connection with the restructuring and integration of the operations of the acquired Fortune Brands U.S. wine portfolio (collectively, the "Fiscal 2008 Plan") of $1.2 million, net of a tax benefit of $0.6 million, (ii) its plan to invest in new distribution and bottling facilities in the U.K. and to streamline certain Australian wine operations (collectively, the "Fiscal 2007 Wine Plan") of $0.8 million, net of a tax benefit of $0.4 million, (iii) the restructuring and integration of the operations of Vincor International Inc. (the "Vincor Plan") of $0.5 million, net of a tax benefit of $0.2 million and (iv) its worldwide wine reorganization, including its program to consolidate certain west coast production processes in the U.S. (collectively, the "Fiscal 2006 Plan") of $0.3 million, net of a tax benefit of $0.2 million. For the three months ended November 30, 2006, strategic business realignment items primarily include costs recognized by the company in connection with (i) the Fiscal 2007 Wine Plan of $12.0 million, net of a tax benefit of $2.5 million, (ii) the Vincor Plan of $6.1 million, net of a tax benefit of $3.5 million, (iii) the Fiscal 2006 Plan of $0.6 million, net of a tax benefit of $0.5 million, (iv) the reduction in the loss on the sale of the company's branded bottled water business of $0.5 million, net of tax expense of $0.3 million.

(2)
For the three months ended November 30, 2006, other includes $0.4 million, net of a tax benefit of $0.2 million, of adverse grape costs recognized in connection with the acquisition of The Robert Mondavi Corporation.

(3)	May not sum due to rounding as each item is computed independently.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP"). However, non-GAAP financial measures, as defined in the reconciliations below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the nine months ended November 30, 2007, and November 30, 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP. Please refer to the company's Web site at http://www.cbrands.com/CBI/investors.htm for more detailed description and further discussion of these non-GAAP financial measures.

	Nine Months Ended November 30, 2007					Nine Months Ended November 30, 2006
	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(1)	Other(2)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Inventory Step-up	Strategic Business Realignment(1)	Other(2)	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$2,888.6				$2,888.6	$4,074.2				$4,074.2	(29%)	(29%)
Cost of product sold	(1,918.8)	8.1	6.8	0.1	(1,903.8)	(2,895.6)	24.3	4.7	3.0	(2,863.6)	(34%)	(34%)
Gross Profit	969.8	8.1	6.8	0.1	984.8	1,178.6	24.3	4.7	3.0	1,210.6	(18%)	(19%)
Selling, general and administrative expenses	(580.2)		3.2		(577.0)	(574.8)		28.1	17.2	(529.5)	1%	9%
Acquisition-related integration costs	(5.2)		5.2		-	(17.6)		17.6		-	(70%)	N/A
Restructuring and related charges	(0.7)		0.7		-	(26.1)		26.1		-	(97%)	N/A
Operating Income	383.7	8.1	15.9	0.1	407.8	560.1	24.3	76.5	20.2	681.1	(31%)	(40%)
Equity in earnings of equity method investees	230.1	0.9			231.0	10.7	2.7			13.4	NM	NM
EBIT					638.8					694.5	N/A	(8%)
Interest expense, net	(248.8)				(248.8)	(194.3)				(194.3)	28%	28%
Gain on change in fair value of derivative instrument	-				-	55.1			(55.1)	-	(100%)	N/A
Income Before Income Taxes	365.0	9.0	15.9	0.1	390.0	431.6	27.0	76.5	(34.9)	500.2	(15%)	(22%)
Provision for income taxes	(143.5)	(3.2)	4.0	(0.1)	(142.8)	(169.9)	(9.7)	(14.8)	12.6	(181.8)	(16%)	(21%)
Net Income	$221.5	$5.8	$19.9	$-	$247.2	$261.7	$17.3	$61.7	$(22.3)	$318.4	(15%)	(22%)
Diluted Earnings Per Common Share(3)	$0.99	$0.03	$0.09	$-	$1.10	$1.09	$0.07	$0.26	$(0.09)	$1.33	(9%)	(17%)
Weighted Average Common Shares Outstanding - Diluted	224.093	224.093	224.093	224.093	224.093	239.889	239.889	239.889	239.889	239.889

Gross Margin	33.6%				34.1%	28.9%				29.7%
SG&A as a percent of net sales	20.1%				20.0%	14.1%				13.0%
Operating Margin	13.3%				14.1%	13.7%				16.7%
Effective Tax Rate	39.3%				36.6%	39.4%				36.3%

(1)
For the nine months ended November 30, 2007, strategic business realignment items include primarily a loss on disposal in connection with the company's contribution of its U.K. wholesale business of $13.8 million, including $7.2 million additional tax expense, and costs recognized by the company primarily in connection with (i) the Fiscal 2007 Wine Plan of $3.3 million, net of a tax benefit of $1.5 million, (ii) the Vincor Plan of $2.9 million, net of a tax benefit of $1.4 million, (iii) the Fiscal 2006 Plan of $1.9 million, net of a tax benefit of $1.2 million, and (iv) the Fiscal 2008 Plan of $1.2 million, net of a tax benefit of $0.6 million, partially offset by a realized gain on a prior asset sale of $3.3 million, net of additional tax expense of $1.5 million. For the nine months ended November 30, 2006, strategic business realignment items consist primarily of costs recognized by the company in connection with (i) the Fiscal 2007 Wine Plan of $26.3 million, net of a tax benefit of $7.8 million, (ii) the Vincor Plan of $11.6 million, net of a tax benefit of $6.7 million, (iii) the Fiscal 2006 Plan of $6.2 million, net of a tax benefit of $3.5 million, (iv) its plans to restructure and integrate the operations of The Robert Mondavi Corporation (the "Robert Mondavi Plan") of $0.6 million, net of a tax benefit of $0.3 million, and (v) the loss on the sale of the company's branded bottled water business of $16.9 million, including $3.5 million additional tax expense.

(2)
For the nine months ended November 30, 2007, other includes $0.0 million, net of a tax benefit of $0.1 million, of adverse grape costs recognized in connection with the acquisition of The Robert Mondavi Corporation. For the nine months ended November 30, 2006, other includes (i) a gain of $35.1 million, net of tax expense of $20.0 million, on the mark-to-market adjustment of the foreign currency forward contract entered into by the company in connection with the acquisition of Vincor International Inc. ("Vincor") to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness, (ii) the write-off of deferred financing fees of $7.4 million, net of a tax benefit of $4.4 million, in connection with the company's repayment of its prior senior credit facility, (iii) foreign currency losses of $3.4 million, net of a tax benefit of $2.0 million, on foreign denominated intercompany loan balances associated with the acquisition of Vincor, and (iv) $2.0 million, net of a tax benefit of $1.0 million, of adverse grape costs recognized in connection with the acquisition of The Robert Mondavi Corporation.

(3)	May not sum due to rounding as each item is computed independently.

NM = Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued) GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 29, 2008

Forecasted diluted earnings per share - reported basis (GAAP)	$1.06	$1.11
Inventory step-up	0.03	0.03
Strategic business realignment(1)	0.24	0.24
Forecasted diluted earnings per share - comparable basis (Non-GAAP)(2)	$1.33	$1.38

Actual for the Year Ended February 28, 2007

Diluted earnings per share - reported basis (GAAP)	$1.38
Mondavi adverse grape cost	0.01
Inventory step-up	0.09
Strategic business realignment(1)	0.30
Other(3)	(0.10)
Diluted earnings per share - comparable basis (Non-GAAP)(2)	$1.68

(1)
Includes $0.15, $0.06, $0.02, $0.02, $0.01 and ($0.02) diluted earnings per share for the year ending February 29, 2008, associated with the Fiscal 2008 Plan, the loss on disposal in connection with the company's contribution of its U.K. wholesale business to the Matthew Clark joint venture and the company's provision for income taxes in connection with the repatriation of proceeds associated with this transaction, the Fiscal 2007 Wine Plan, the Vincor Plan, the Fiscal 2006 Plan, and the realized gain on a prior asset sale, respectively. Includes $0.13, $0.07 and $0.03 diluted earnings per share for the year ended February 28, 2007, associated with the company's Fiscal 2007 Wine Plan, Vincor Plan and Fiscal 2006 Plan, respectively, and $0.07 diluted earnings per share associated with the loss on the sale of the company's branded bottled water business for the year ended February 28, 2007.(2)

(2)	May not sum due to rounding as each item is computed independently.

(3)
Includes ($0.15), $0.03 and $0.01 diluted earnings per share for the year ended February 28, 2007, associated with the gain on the mark-to-market adjustment of the foreign currency forward contract entered into by the company in connection with the acquisition of Vincor to fix the U.S. dollar cost of the acquisition and payment of certain outstanding indebtedness, the write-off of deferred financing fees in connection with the company's repayment of its prior senior credit facility, and foreign currency losses on foreign denominated intercompany loan balances associated with the acquisition of Vincor, respectively.(2)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 29, 2008

Net cash provided by operating activities (GAAP)	$430.0	$450.0
Purchases of property, plant and equipment	(150.0)	(150.0)
Free cash flow (Non-GAAP)	$280.0	$300.0

	Actual for the Nine Months Ended November 30, 2007	Actual for the Nine Months Ended November 30, 2006

Net cash provided by operating activities (GAAP)	$252.3	$113.2
Purchases of property, plant and equipment	(79.5)	(135.6)
Free cash flow (Non-GAAP)	$172.8	$(22.4)